Exhibit 16.1

May 6, 2005

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

RE: GLOBAL INNOVATIVE SYSTEMS, INC.

FILE REF. NO. 000-30299

We were previously the principal accountants for Global Innovative Systems, Inc. and we reported on the financial statements of Global Innovative Systems, Inc. as of the year ended September 30, 2004. As of March 31, 2005, we were not engaged as the principal accountants for Global Innovative Systems, Inc. We have read Global Innovative Systems, Inc.’s statements under Item 4 of its Form 8-K/A dated May 6, 2005, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between Global Innovative Systems, Inc. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Morgan & Company

Chartered Accountants